EXHIBIT 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement (No. 333-184476) on Form S-11 of Resource Real Estate Opportunity REIT II, Inc. of our report dated March 6, 2015, relating to our audit of the Oak Hill Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2013, and our report dated June 12, 2015, relating to our audit of the Uptown Buckhead Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2014, included in the Forms 8-K/A filed with the SEC on March 9, 2015 and June 12, 2015, respectively, and incorporated by reference in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Philadelphia, PA
July 22, 2015